Exhibit 99

PRESS RELEASE

For Immediate Release	April 19, 2012
For Further Information:	Eloise L. Mackus, CEO Phone: 330.576.1208 Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES REVERSE STOCK SPLIT

Fairlawn, Ohio – April 19, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, announced that the Board of Directors has declared a one-for-five reverse stock split, effective May 4, 2012, in accordance with the authority granted to the Board by stockholders on October 20, 2011.

In exchange for every five shares of Central Federal Corporation common stock currently owned, stockholders will receive one new share of Central Federal Corporation common stock.

The purpose of the reverse stock split is to increase the likelihood that the Company can remain eligible to have its common stock listed on Nasdaq by raising the bid price of the Company’s common stock to a level well above the $1.00 per share minimum.

On July 13, 2011, the Company had received notice from Nasdaq that it did not comply with the minimum bid price requirement for continued listing on The Nasdaq Capital Market because the bid price for its common stock had fallen below $1.00 per share for the 30 consecutive business days prior to the date of that notice. On January 10, 2012 it was advised that The Nasdaq Stock Market had determined that the Company was eligible for an additional 180 day calendar period, until July 9, 2012, to regain compliance with the minimum closing bid price requirement for continued listing. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to July 9, 2012.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.